Exhibit 99.1

Joint Filer Information

Name:	TWOCO Acquisition Corp.

Address:	1600 Broadway, Suite 2200
Denver, Colorado 80202

Designated Filer:	Forest Oil Corporation

Issuer & Ticker Symbol:	The Wiser Oil Company (WZR)

Date of Event Requiring
Statement:	05/21/2004

Signature:	TWOCO ACQUISITION CORP.

/s/ NEWTON W. WILSON III